May 23, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS APRIL 2018 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for April 2018. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $373 million increased 12% over April 2017 and 2% over March 2018. The increase was largely attributable to growth of Private Client Group assets in fee-based accounts, which offset weak institutional fixed income commissions in April.

Client assets under administration of $735.8 billion increased 13% over April 2017 and 1% over March 2018. The growth of client assets under administration was driven by continued success retaining and recruiting financial advisors in the Private Client Group, as well as by equity market appreciation since April 2017. Financial assets under management of $132.6 billion increased 52% over April 2017, helped by the acquisition of Scout and Reams in November 2017, but was essentially flat compared to March 2018, consistent with the S&P 500 Index during the month.

“Investment banking revenues declined in April, which was mostly due to the timing of closings, as activity levels for M&A are strong,” said Chairman and CEO Paul Reilly. “The Fixed Income business remains challenged by a relatively flat yield curve and low interest rate volatility.”

Record net loans at Raymond James Bank of $18.4 billion were up 15% over April 2017 and 1% over March 2018, lifted by broad-based loan growth across the major loan categories.

“We continue to experience significant interest from prospective financial advisors across all of our affiliation options in the Private Client Group,” said Reilly. “The net addition of financial advisors, conducive equity markets, higher short-term interest rates and lower corporate tax rates give us optimism about our results for the rest of the fiscal year.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,600 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $736 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	April 2018	April 2017	March 2018	% change from
	(21 business days)	(19 business days)	(21 business days)	April 2017	March 2018

Total securities commissions and fees (in mil.) (1)	$372.8	$332.1	$365.9	12%	2%

Client assets under administration (in bil.)	$735.8	$649.2	$729.5	13%	1%

Private Client Group assets under administration (in bil.)	$701.1	$616.6	$694.8	14%	1%

Financial assets under management (in bil.) (2)	$132.6	$87.2	$132.3	52%	—

Raymond James Bank total loans, net (in bil.)	$18.4	$16.0	$18.2	15%	1%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the Asset Management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the average daily balances of assets under management.